                                                                       EXHIBIT 3

                  **NOTE: PURSUANT TO INSTRUCTION 2 TO ITEM 601
               OF REGULATION S-K, A SCHEDULE OF DETAILS OF VARIOUS
             LOAN AND PLEDGE AGREEMENTS DIRECTLY FOLLOWS THIS FORM**


                            LOAN AND PLEDGE AGREEMENT

                This LOAN AND PLEDGE AGREEMENT (this "AGREEMENT") is made as of January 30, 2001, by and among World Commerce Online, Inc., a Delaware corporation (the "COMPANY"), and Interprise Technology Partners, L.P., a Delaware limited partnership ("LENDER").

                                     RECITAL

                The Company has requested Lender to lend it up to Five Hundred Thousand Dollars ($500,000) and Lender is willing to provide the loan, which loan is to be evidenced by a Senior Secured Promissory Note secured by a pledge of all of the assets of the Company, all subject to the terms and conditions stated herein.

                                    AGREEMENT

                In consideration of the agreements and covenants contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                SECTION 1.    TERMS OF THE LOAN

                1.1. THE LOAN. Lender agrees, on the terms and conditions hereinafter set forth, to make loans to the Company in the aggregate principal amount of Five Hundred Thousand Dollars ($500,000) (the "LOAN"). The proceeds of the Loan shall be used by the Company for general working capital purposes.

                1.2. THE LENDER NOTE. The Loan shall be evidenced by a Senior Secured Promissory Note dated the date hereof (the "LENDER NOTE"), representing the obligation of the Company to repay the Loan, together with interest thereon. A form of the Lender Note is attached hereto as Exhibit A. The Company authorizes Lender to endorse the date and amount of the Loan and any prepayment on the schedule annexed to and constituting a part of the Lender Note, which endorsement shall constitute prima facia evidence of the accuracy of the information, in the absence of manifest error. The failure to record any such amount or any error in recording shall not, however, limit or otherwise affect the obligations of the Company to repay the principal amount of the Loan together with all interest accruing thereon.

                1.3. REPAYMENT. The outstanding principal and interest is payable immediately upon receipt by the Company of written demand for payment from Lender at which time all of the outstanding and unpaid principal and interest shall be immediately due and payable (the "MATURITY DATE"). All payments of principal and interest shall be made in U.S. Dollars.

                1.4. INTEREST. Interest on the outstanding principal shall equal to ten percent (10%) per annum (the "INTEREST RATE") and shall accrue from the date on which principal was advanced. Interest shall be calculated on the basis of a three hundred and sixty five (365) day year.

                1.5 LENDER WARRANT. The Company shall issue to Lender a warrant dated the date hereof, in the form attached hereto as Exhibit B (the "Lender Warrant").


                SECTION 2.    CONDITIONS PRECEDENT

                2.1. DOCUMENTS REQUIRED FOR CLOSING. The obligation of Lender to make the Loan is subject to the conditions precedent that the Company shall have delivered to Lender prior to the disbursement of the Loan the following:

                        (a) THIS AGREEMENT. This Agreement, duly executed by an authorized officer of the Company and Lender.

                        (b) THE LENDER NOTE. The Lender Note, duly executed by an authorized officer of the Company.

                        (c) THE LENDER WARRANT. The Lender Warrant, duly executed by an authorized officer of the Company.

                        (d) OPINION OF COUNSEL. The opinion, addressed to the Lender, of Greenberg Traurig, P.A., counsel for the Company, dated the date hereof, concerning corporate existence, authority and enforceability of this Agreement, the Lender Note and the Lender Warrant.

                        (e) UCC-1. Copies of UCC-1 Financing Statements ("UCC-1") filed with the Secretary of State of the States of Florida, California, Delaware and Pennsylvania and listing Lender as the secured party.

                        (f) ADDITIONAL MATTERS. All other documents in connection with the transactions contemplated hereby reasonably requested by Lender.


                SECTION 3.    PLEDGE AND SECURITY AGREEMENTS

                3.1. SECURITY INTEREST AND PLEDGE. As security for the prompt and complete satisfaction of all obligations of the Company under this Agreement and the Lender Note, whether for principal, interest, expenses or otherwise, the Company hereby grants, transfers and assigns and pledges to Lender all of its respective right, title and interest in and grants Lender a senior security interest in the Company's assets as set forth in Schedule 3.1 attached hereto (the "PLEDGED ASSETS").

                3.2 DEFAULT. If the Company defaults in the payment of the principal or interest under the Lender Note when it becomes due (whether upon acceleration or otherwise) or any other event of default under the Lender Note or this Agreement occurs (including the bankruptcy or insolvency of the Company), Lender may exercise any and all the rights, powers and remedies of any owner of the Pledged Assets and shall have and may exercise without demand any and all the rights and remedies granted to a secured party upon default under the Uniform Commercial Code of the State of Florida or otherwise available to Lender under applicable law. Without limiting the foregoing, Lender is authorized to sell, assign and deliver at its discretion, from time to time, all or any part of the Pledged Assets at any private sale or public auction, on not less than ten days written notice to the Company, at such price or prices and upon such terms as Lender may deem advisable. The Company shall have no right to redeem the Pledged Assets after any such sale or assignment. At any such sale or auction, Lender may bid for, and become the purchaser of, the whole or any part of the Pledged Assets offered for sale. In case of any such sale, after deducting the costs, attorneys' fees and other expenses of sale and delivery, the remaining proceeds of such sale shall be applied to the principal of and accrued interest on the Lender Note; provided that after payment in full of the indebtedness evidenced by the Lender Note, the balance of the proceeds of sale then remaining shall be paid to the Company and the Company shall be entitled to the return of any of the Pledged Assets remaining in the hands of Lender. The Company shall be liable for any deficiency if the remaining proceeds are insufficient to pay the indebtedness under the Lender Note in full, including the fees of any attorneys employed by Lender to collect such deficiency.

                3.3 COSTS AND ATTORNEYS' FEES. All costs and expenses (including court costs and reasonable attorneys' fees) incurred in exercising any right, power or remedy conferred by this Agreement or in the enforcement thereof, shall become part of the indebtedness secured hereunder and shall be paid by the Company or repaid from the proceeds of the sale of the Pledged Assets hereunder.

                3.4 PAYMENT OF INDEBTEDNESS AND RELEASE OF PLEDGED ASSETS. Upon payment in full of the indebtedness evidenced by the Lender Note, Lender shall surrender the Pledged Assets to the Company together with all forms of assignment.

                3.5 NO OTHER LIENS; NO SALES OR TRANSFERS. The Company hereby represents and warrants that it has good and valid title to all of the Pledged Assets, free and clear of all liens, security interests and other encumbrances (other than liens and security interests in favor of Participating Creditors as defined in the Intercreditor Agreement dated as of December 6, 2000, by and among Interprise Technology Partners LP, Drax Holdings, LP, Viscaya Investments, Inc., DC Investment Partners Exchange Fund, L.P., Fred Drasner and Martin and Ruth Krall and the Company), and the Company hereby covenants that, until such time as all of the outstanding principal of and interest on the Lender Note has been repaid, the Company shall not (i) create, incur, assure or suffer to exist any pledge, security interest, encumbrance, lien or charge of any kind against the Pledged Assets or the Company's rights or a holder thereof, other than pursuant to this Agreement or under substantially similar terms as those set forth in this agreement, or (ii) sell or otherwise transfer any Pledged Assets or any interest therein, other than in the ordinary course of the Company's business.

                3.6 FURTHER ASSURANCES. The Company agrees that at any time and from time to time upon the written request of Lender the Company shall execute and deliver such further documents (including UCC financing statements) and do such further acts and things as Lender may reasonably request in order to effect the purposes of this Agreement.


                SECTION 4. REPRESENTATIONS AND WARRANTIES. In addition to the representations and warranties contained in Section 3.5 above, in order to induce Lender to enter into this Agreement, the Company represents and warrants to Lender that:

                4.1. DUE ORGANIZATION, GOOD STANDING AND AUTHORITY. The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business in every jurisdiction where necessary in light of its business and properties, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of the Company. The Company has full power, authority and legal right (a) to own or lease its assets and properties and to conduct its business as now being conducted, (b) to incur its obligations under and to perform the terms of this Agreement, the Lender Note and the Lender Warrant, and (c) to issue the Lender Warrant and Warrant Stock (as defined in the Lender Warrant).

                4.2. DUE AUTHORIZATION; NON-CONTRAVENTION. The execution and delivery by the Company of this Agreement, the Lender Note, the Lender Warrant and all ancillary instruments issued hereunder, and the performance of the terms hereof and thereof will not be, or result in, a violation, breach or default of any law, agreement or instrument to which the Company is a party.

                4.3. VALIDITY. This Agreement, the Lender Note and the Lender Warrant when delivered will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

                4.4. SHARES. Upon exercise of the Lender Warrant in accordance with its terms as contemplated therein, the Warrant Shares (as defined therein) will be duly authorized, validly issued, fully paid, and nonassessable, will not be issued in violation of any preemptive rights, and the holders of the Warrant Shares will have good title to such shares, free and clear of all liens, security interests, pledges, charges, encumbrances, shareholders' agreements and voting trusts. Upon conversion of the Warrant Shares into Common Stock in accordance with the Certificate of Incorporation, the Common Stock then issued will be duly authorized, validly issued, fully paid, and nonassessable, will not be issued in violation of any preemptive rights, and the holders of the Common Stock will have good title to such shares, free and clear of all liens, security interests, pledges, charges, encumbrances, shareholders' agreements and voting trusts.

                4.5 COMPLIANCE. All the consents required for compliance with the terms of this Agreement and the Lender Note have been acquired. Compliance with the terms of this Agreement and the Lender Note will not cause the Company to lose any interest in or the benefit of any asset, right, license or privilege it presently owns or enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously, and will not give rise to or cause to become exercisable any option or right of preemption.

                4.6 NO DEFAULT. The Company is not, and shall not be as a result of this Agreement or the Lender Note, in default under any instrument constituting any indebtedness or under any guarantee of any indebtedness and there is no reason why any such indebtedness or guarantee should be called or the liabilities thereunder accelerated before their due date (if any) or any loan facilities terminated.

                4.7 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of capital stock, consisting of 90,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share, of which 4,250,000 are designated as Series A Convertible Preferred Stock, par value $.001 per share, 5,110,000 are designated as Series B Preferred Stock, par value $.001 per share, and 91,802 are designated as

Series C Preferred Stock, par value $.001 per share. The Company has 16,283,647 shares of Common Stock, 4,250,000 shares of Series A Convertible Preferred Stock, 5,000,000 shares of Series B Preferred Stock and 91,802 shares of Series C Preferred Stock issued and outstanding. Except as set forth in Schedule 4.7 attached hereto, the Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. The Company is not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options, or other rights to acquire its capital stock, except pursuant to its Certificate of Incorporation. All of the outstanding shares of the Company's capital stock are and shall be validly issued, fully paid, and nonassessable.

                4.8 LITIGATION. Except at set forth in Schedule 4.8 attached hereto, there is no action, suit or proceeding, by or before any governmental or regulatory authority, court, arbitral tribunal or other body now pending (or, to the best knowledge of the Company, threatened) against or affecting the Company or any of its properties, rights, or assets or which may effect the legality or enforceability of this Agreement or the Lender Note.


                SECTION 5.    COVENANTS

                In addition to the covenants contained in Section 3.5 above, the Company covenants and agrees that, from the date hereof until the Maturity Date and for so long as the Loan remains outstanding and unpaid, in whole or in part, or any other amount is owing to Lender under this Agreement, unless Lender shall otherwise consent in writing, the Company will promptly give notice to Lender as soon as it becomes aware of (a) any Event of Default (as defined in Section 6) or (b) any other matter, event or thing that has had or could reasonably have a material adverse effect on the Company or its financial condition.


                SECTION 6.    EVENTS OF DEFAULT AND REMEDIES

                6.1. EVENTS OF DEFAULT. The occurrence and continuance of any one or more of the following events (whether or not in the control of the Company) shall constitute an Event of Default:

                        (a) NONPAYMENT. The Company shall fail to make, on or before the due date, in the manner required, any payment of principal, interest or any other sums due under this Agreement.

                        (b) OTHER DEFAULTS; CURE PERIOD. The Company shall fail to observe or perform any of its covenants contained in this Agreement, other than the covenants and provisions relating to payments in paragraph (a) above, and the Company shall have not remedied such default within ten (10) business days after such default.

                        (c) REPRESENTATION OR WARRANTY. Any representation, warranty or statement made or deemed to be made by the Company herein or in any document given hereunder shall prove to have been untrue in any material respect as of the time made.

                        (d) INSOLVENCY. The Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (i) the Company shall commence any voluntary bankruptcy proceeding, or (ii) there shall be commenced against the Company by another party any such case, proceeding or other action in bankruptcy which remains unstayed, undismissed or undischarged for a period of 60 days.

                6.2. ACCELERATION. On the Date of Default, there shall immediately be due and payable to Lender the amount of the Loan outstanding, plus accrued interest and all other amounts owed by the Company pursuant to this Agreement. All amounts under this Section 6 are due and payable without presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

                6.3.    REMEDIES UPON EVENT OF DEFAULT.

                        (a) GENERAL. Subject to Section 6.3(b) below, if any Event of Default shall have occurred and be continuing, Lender may proceed to protect and enforce his rights as holder of the Lender Note, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, and may proceed to enforce the payment of all amounts due upon the Lender Note, and such further amounts as shall be sufficient to cover the costs and expenses of collection (including, without limitation, court costs and reasonable counsel fees and disbursements), or to enforce any other legal or equitable right of the holder of the Lender Note. In addition, Lender shall have all the rights of a pledgee in possession of the Pledged Assets under the applicable provisions of law and of the Uniform Commercial Code as in effect in the State of Florida, and any other jurisdiction where any of the Collateral is located, and all rights and remedies provided in Section 3 of this Agreement or at law or in equity or otherwise.

                        (b) REMEDIES CUMULATIVE. No remedy conferred in this Agreement or the Lender Note upon Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

                        (c) REMEDIES NOT WAIVED. No course of dealing between the Company and Lender and no delay or failure in exercising any rights hereunder or under the Lender Note in respect thereof, shall operate as a waiver of any of the rights of Lender


                SECTION 7.    MISCELLANEOUS

                7.1. NOTICES. All notices, demands or other communications in connection with this Agreement shall be in writing and shall be delivered by hand, sent by registered or certified mail or by facsimile addressed to the parties as set forth below (or to such other address as the parties may designate by notice):

                If to Lender:

                      Interprise Technology Partners, L.P.
                      1001 Brickell Bay Drive, 30th Floor
                      Miami, FL 33131
                      Attention:  J.C. Campuzano
                      Fax: (305) 374-3317

                With a copy (which shall not constitute notice) to:

                      Hogan & Hartson L.L.P.
                      555 13th Street, NW
                      Washington, DC 20004
                      Attention:  J. Hovey Kemp
                      Fax:  (202) 637-5910

                If to the Company to:

                      World Commerce Online, Inc.
                      9677 Tradeport Drive
                      Orlando, FL  32827
                      Attention:  Mark Patten
                      Fax: (407) 240-9228

                With a copy (which shall not constitute notice) to:

                      Greenberg Traurig, P.A.
                      111 North Orange Avenue, 20th Floor
                      Orlando, FL 32801
                      Attention:  Tucker Byrd
                      Fax: (407) 420-5909

A notice delivered by hand to a party shall be deemed received when delivered. A notice sent by mail shall be deemed received on the fifth business day after mailing. A notice sent by facsimile shall be deemed received upon receipt of the relevant confirmation or answerback.

                7.2. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Lender Note, nor consent to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                7.3. COSTS AND EXPENSES. The Company shall reimburse Lender for its reasonable fees and expenses (including its reasonable fees and expenses of its counsel and other advisors) which Lender has incurred in connection with the transaction. In addition, the Company agrees to pay, and hold Lender harmless against liability for the payment of: (i) its reasonable fees and expenses (including its reasonable fees and expenses of its counsel and other advisors) arising in connection with the interpretation and enforcement of its rights under, this Agreement, the other agreements contemplated hereby, the Articles of Incorporation and the Company's Bylaws, and the consummation of the transactions contemplated hereby and thereby (including, but not limited to, court costs and reasonable fees and expenses arising with respect to any subsequent or proposed acquisitions, sales, mergers, or recapitalizations by the Company and its Subsidiaries); (ii) the reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the other agreements contemplated hereby and the Articles of Incorporation and the Company's Bylaws;
(iii) reasonable travel expenses and other reasonable out-of-pocket fees and expenses as have been or may be incurred by Lender its directors, officers and employees in connection with the transactions contemplated hereby (including, but not limited to, reasonable fees and expenses incurred in attending Company-related meetings); and (iv) stamp and other Taxes which may be payable in respect of the execution and delivery of this Agreement, the filing of the UCC-1 or the issuance, delivery, or acquisition of any shares of Stock upon exercise of the Lender Warrant.

                7.4. INDEMNIFICATION. The Company will indemnify and hold harmless Lender and his agents, representatives and employees against any and all costs, claims, losses and expenses (including reasonable attorneys' fees) sustained or incurred as a consequence of, arising from or related to the negotiation, execution and performance of this Agreement, the Lender Note, the Lender Warrant and all collateral agreements.

                7.5. BINDING EFFECT; ASSIGNMENT OF RIGHTS. This Agreement shall become effective when it has been executed by the parties and thereafter shall be binding upon and inure to the benefit of the Company and Lender and their respective successors, transferees and assigns, except that the Company shall not have the right to transfer or assign any of its rights or obligations hereunder without the prior written consent of Lender

                7.6. GOVERNING LAW. This agreement shall be governed in accordance with the laws of the state of Delaware, without giving effect to its choice of law principles.

                7.7. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in counterparts and executed signature pages sent to the other party by facsimile transmission shall be binding as evidence of such party's agreement hereto and acceptance hereof.

                7.8. ENTIRE AGREEMENT. This Agreement and the other documents referred to herein, constitute the entire agreement between Lender and the Company and no other agreements, promises, representations and warranties (express or implied), except those expressly set forth herein have been relied upon by the Company or have been made by Lender.



                     [THIS SPACE INTENTIONALLY LEFT BLANK.]

               IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its respective duly authorized officers as of the day and year first above written.

                                COMPANY:

                                World Commerce Online, Inc.



                                By:      /S/ MARK E. PATTEN
                                        ----------------------------------------

                                Name:    Mark E. Patten
                                       ----------------------------------------

                                Title:   Chief Financial Officer
                                        ----------------------------------------



                                Interprise Technology Partners, L.P.


                                By:      /S/ JC CAMPUZANO
                                        ----------------------------------------

                                Name:    Juan Carlos Campuzano
                                        ----------------------------------------

                                Title:   Principal
                                        ----------------------------------------

                                  SCHEDULE 3.1

                                 PLEDGED ASSETS

(i) All accounts receivable, accounts, chattel paper, contracts, contract rights (including, without limitation, royalty agreements, license agreements and distribution agreements), documents, instruments, money, cash or cash equivalents, deposit accounts and general intangibles, including, without limitation, returns, repossessions, books and records relating thereto, equipment containing said books and records, computer hardware, furniture, and all investment property including securities and securities entitlements;

(ii) All goods including, without limitation, equipment and inventory (including, without limitation, all export inventory);

(iii)   All guarantees and other security therefor;

(iv) Any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the "Copyrights");

(v) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(vi) Any and all design rights which may be available to Debtor now or hereafter existing, created, acquired or held;

(vii) Any and all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same (collectively, the "Patents");

(viii) Any and all trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Debtor connected with and symbolized by such trademarks (collectively, the "Trademarks");

(ix) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(x) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(xi) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(xii) All proceeds and products of any kind of or from any of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

                     SCHEDULE OF LOAN AND PLEDGE AGREEMENTS

        The following schedule of details of various loan and pledge agreements is provided in accordance with Instruction 2 to Item 601 of Regulation S-K. A total of eight (8) separate loans have been made pursuant to loan and pledge agreements substantially identical in all material respects to this warrant dated January 30, 2001, except with respect to the details provided in the table below, by Interprise Technology Partners, L.P. ("ITP") to World Commerce Online, Inc. (the "Issuer").


-------------------------------------------------------------------------------------------------
          DATE OF LOAN                      MATURITY DATE                   LOAN AMOUNT
          ------------                      -------------                   -----------
-------------------------------------------------------------------------------------------------
     August 14, 2000 (1)                   April 12, 2001                    $5,000,000
-------------------------------------------------------------------------------------------------
     October 2, 2000                       April 12, 2001                    $1,000,000
-------------------------------------------------------------------------------------------------
     November 9, 2000                      April 12, 2001                      $500,000
-------------------------------------------------------------------------------------------------
     December 5, 2000                      April 12, 2001                      $500,000
-------------------------------------------------------------------------------------------------
     December 20, 2000                     April 12, 2001                      $500,000
-------------------------------------------------------------------------------------------------
     December 28, 2000                     April 12, 2001                    $2,750,000
-------------------------------------------------------------------------------------------------
     January 3, 2001                       Payable On Demand                   $450,000
-------------------------------------------------------------------------------------------------
     February 15, 2001 (2)                 Payable On Demand                   $400,000
-------------------------------------------------------------------------------------------------



------------------

(1) The loan and pledge agreement, dated August 14, 2000, by and between the Issuer and ITP filed as an exhibit to the Issuer's Form 8-K filed on August 22, 2000 has been amended.

(2) This loan and pledge agreement is not yet executed, but both the Issuer and ITP have agreed on the terms of the loan and anticipate that the agreement will be executed on or about February 26, 2001.

                                       16